Exhibit 10.34

2013 CASH INCENTIVE PLAN

2013 CASH INCENTIVE PLAN

Purpose:

The terms of the 2013 Cash Incentive Plan (the “Plan”) have been established to reward the executives and other employees of Rigel Pharmaceuticals, Inc. (the “Company”) for assisting the Company in achieving its operational goals through exemplary performance. Under the Plan, cash bonuses, if any, will be based on both the achievement of corporate goals and a review of personal performance, which is determined at the discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”) and/or the Board of Directors (the “Board”).  The overarching intent in setting and achieving the goals is to build long-term shareholder value.

Determination of 2013 Cash Bonuses:

Target bonuses for participants in the Plan will range from 5% to 60% of such recipient’s 2013 base salary, with a range for executives of 40% to 60% of such executive’s 2013 base salary. The maximum bonus that a participant will be eligible to receive is 120% of such participant’s 2013 base salary and in no event will a bonus be paid later than March 15 of the year following the year in which the bonus was earned. The objective Company performance goals for each participant will be based on meeting certain goals with respect to the Company’s financial and operational performance, initiating clinical development of product candidates (weighted at 20%), advancing the development of product candidates already in the clinic (weighted at 35%), initiation of the approval process of a drug candidate for commercial sale (weighted at 35%), and maintaining a viable cash position for the Company at December 31, 2013 (weighted at 10% ), as well as other Company performance goals to be determined by the Compensation Committee. The Board and Compensation Committee reserve the right to modify these goals and criteria at any time or to grant bonuses to the participants even if the performance goals are not met.